EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

July 27, 2004

EPIX REPORTS SECOND QUARTER RESULTS FOR 2004

-Conference call to include  update on recent clinical program  developments -

CAMBRIDGE, MA, July 27, 2004 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the second quarter 2004.

Financial highlights for the quarter ended June 30, 2004 included:

•                  Net loss of $5.0 million, or $0.22 per share, in the second quarter of 2004 compared to a net loss of $3.6 million, or $0.21 per share, for the second quarter of 2003.

•                  Revenues of $3.2 million in the second quarter of 2004 as compared to $3.8 million in 2003.  Decreases in product development revenues and license fee revenues were partially offset by increases in royalty revenues.

•                  Total operating expenses for the quarter ended June 30, 2004 of $8.2 million compared to $7.4 million for 2003.  Increases in general and administrative costs in preparation for MS-325 commercialization were partially offset by reduced research and development expenses.

•                  Cash, cash equivalents and marketable securities totaled $173.6 million as of June 30, 2004.  Shares outstanding as of June 30, 2004 were 22.9 million.

Financial highlights for the six months ended June 30, 2004 included:

•                  Net loss of $8.8 million, or $0.39 per share in 2004, compared to a net loss of $9.1 million, or $0.53 per share for the six months ended June 30, 2003.

•                  Revenues of $6.9 million in 2004 as compared to $7.3 million for the same six month period in 2003.

•                  Total operating expenses were $15.9 million in 2004 compared to $16.4 million for the same six month period in 2003.

Recent operating highlights included:

•                  Announcement in June 2004 that Schering AG, Germany, (NYSE: SHR, FSE: SCH,) EPIX’s worldwide sales and marketing partner for MS-325, submitted a filing for marketing approval for MS-325 in the European Union.

•                  Announcement in June 2004 that EPIX raised approximately $96.4 million, net of expenses, through the issuance of 3% convertible senior notes due in 2024.

•                  Announcement of the June 2004 initiation of a Phase IIIb/IV program using MS-325 for high-resolution vessel imaging in magnetic resonance angiography (MRA).

•                  Announcement in July 2004 of the commencement of a multi-center Phase IIa clinical trial of MS-325 for imaging both coronary arteries and myocardial perfusion.

•                  Announcement in July 2004 that EPIX appointed Andrew Uprichard, MD/PhD to the position of President and Chief Operating Officer.

Michael D. Webb, Chief Executive Officer of EPIX, commented, “We are pleased with our continuing progress.  We initiated two important clinical programs for MS-325.  The regulatory review process for MS-325 in the US and in Europe is moving forward.  We continue to work closely with Schering AG, Germany, our sales and marketing partner for MS-325, on preparations for the product’s commercialization after we receive regulatory approval.  In addition, we strengthened our management team and obtained financing that will give us operational flexibility as we move ahead with our business plan.”

EPIX will host a conference call and live webcast of its conference call discussing the Q2 financial results at 4:30 pm ET today, Tuesday, July 27, 2004. Michael D. Webb, Chief Executive Officer, Andrew Uprichard, President and Chief Operating Officer, and Peyton Marshall, Chief Financial Officer, will host the call. The dial-in number for the EPIX conference call is 800-399-4810. A recording of this call may be accessed through Wednesday, August 4, 2004, by calling 800-642-1687, using reservation code 8881041. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixmed.com.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast.  Two hours after the live webcast, an archived version of the call will be available on the EPIX website by clicking “Investor Relations”.

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging. On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325. EPIX is also collaborating with Schering AG, Germany, in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

EPIX Medical, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,
($ in thousands, except for loss per share)	2004	2003
Revenues:
Product development revenue	$1,962	$2,781
Royalty revenue	1,009	617
License fee revenue	275	424
Total revenues	3,246	3,822
Operating Expenses:
Research and development	5,073	5,891
General and administrative	3,120	1,558
Total operating expenses	8,193	7,449
Operating loss	(4,947)	(3,627)
Other income, net	9	47
Loss before provision for income taxes	(4,938)	(3,580)
Provision for income taxes	21	39
Net loss	$(4,959)	$(3,619)
Net loss per share	$(0.22)	$(0.21)
Weighted average shares	22,819	17,178

	Six Months Ended June 30,
	2004	2003
Revenues
Product development revenue	$4,614	$5,325
Royalty revenue	1,698	1,100
License fee revenue	558	892
Total revenues	6,870	7,317
Operating Expenses:
Research and development	10,587	13,282
General and administrative	5,292	3,165
Total operating expenses	15,879	16,447
Operating loss	(9,009)	(9,130)
Other income, net	212	127
Loss before provision for income taxes	(8,797)	(9,003)
Provision for income taxes	30	66
Net loss	$(8,827)	$(9,069)
Net loss per share	$(0.39)	$(0.53)
Weighted average shares	22,809	17,134

Condensed Balance Sheet

($ in thousands)	June 30, 2004	December 31, 2003
Assets:
Cash, cash equivalents and available-for-sales marketable securities	$173,574	$79,958
Other current assets	1,437	440
Property and equipment, net	2,379	1,413
Other assets	3,631	64
Total assets	$181,021	$81,875

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	5,429	9,797
Other current liabilities	23,211	13,590
Convertible debt	100,000	—
Other long-term liabilities	1,333	4,331
Stockholders’ equity	51,048	54,157
Total liabilities and stockholders’ equity	$181,021	$81,875